Exhibit 5.1 and 23.1

[WILLIAMS MULLEN LETTERHEAD]

August 7, 2007

Board of Directors

Universal Corporation

1501 North Hamilton Street

Richmond, Virginia 23230

Re:	2007 Stock Incentive Plan

Ladies and Gentlemen:

This letter is delivered to you in connection with the actions taken and proposed to be taken by Universal Corporation, a Virginia corporation (the “Company”), with respect to the offer and sale from time to time of shares of the Company’s common stock, no par value (“Common Stock”) pursuant to the Company’s 2007 Stock Incentive Plan (the “Plan”). As counsel to the Company, we have reviewed the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission to effect the registration of the 2,000,000 shares of Common Stock, and attached Rights to Purchase Cumulative Participating Preferred Stock, Series A (the “Shares”), under the Securities Act of 1933, as amended.

In this regard, we have examined such corporate proceedings, records and documents as we have deemed necessary or advisable in connection with the opinions set forth herein.

Based upon such examination, it is our opinion that the Shares, when issued pursuant to the Registration Statement and the terms and conditions of the Plan, will be validly issued, fully paid and non-assessable. The foregoing opinion is limited to the laws of the Commonwealth of Virginia, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm as counsel to the Company in the Registration Statement.

Very truly yours,

WILLIAMS MULLEN

By:	/s/ John M. Oakey, III
John M. Oakey, III, a Shareholder

A Professional Corporation

NORTH CAROLINA  •VIRGINIA • WASHINGTON, D.C.  • LONDON

Two James Center 1021 East Cary Street (23219) P.O. Box 1320 Richmond, VA 23218-1320 Tel: 804.643.1991 Fax: 804.783.6507 www.williamsmullen.com